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                                                                   Exhibit 24.2


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
YieldUP International Corporation:

We consent to incorporation by reference in the registration statement dated January 10, 1997 on Form S-3 of YieldUP International Corporation of our report dated February 14, 1996, relating to the balance sheets of YieldUP International Corporation as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended, which report appears in the December 31, 1995, annual report on Form 10-KSB of YieldUP International Corporation and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 14, 1996, contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                      KPMG Peat Marwick LLP


San Jose, California
January 10, 1997